UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  12/29/2004

MEMC ELECTRONIC MATERIALS INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-13828

DE	56-1505767
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

501 Pearl Drive (City of O'Fallon), Saint Peters, MO 63376
(Address of Principal Executive Offices, Including Zip Code)

636-474-5000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Redemption of Senior Subordinated Secured Notes and Amendment of Indenture

On December 30, 2004, MEMC Electronic Materials, Inc. (the "Company") redeemed its outstanding senior subordinated secured notes in full for approximately $67.7 million. (See Item 2.04, below.) The Company redeemed the notes to extinguish the high 14% interest rate debt. In order to redeem the notes at this time, it was necessary to amend the terms of the indenture for the notes. Accordingly, on December 29, 2004, the Company amended the terms of the indenture to allow for the early redemption of the notes without premium.

As a result of the amendment to the indenture, the Company will recognize a debt extinguishment loss on a pre-tax basis of approximately $61.4 million in the 2004 fourth quarter. This pre-tax loss represents the difference between the face value of the notes plus accrued interest and the book value of the notes plus accrued interest as of the effective date of the amendment. This pre-tax loss will be included as a non-operating expense in the Company's 2004 Consolidated Statements of Operations.

As indicated below (see Item 2.02), in the 2004 fourth quarter the Company will reverse at least $46 million in tax valuation allowances against deferred tax assets as the Company believes it is more likely than not that the deferred tax assets will be realized. The reversal will have a favorable impact on income tax expense recognized by the Company in the 2004 fourth quarter. The Company anticipates that the reversal coupled with the debt extinguishment loss will have a net favorable impact on the Company's net income for the 2004 fourth quarter.

Amendment of Indenture

On December 29, 2004, the Company entered into Amendment No. 3 to the Amended and Restated Indenture dated December 21, 2001, among the Company, Citibank, N.A., as trustee, and Citicorp USA, Inc., as collateral agent, as previously amended (the "Indenture").

Pursuant to the terms of the Indenture, in November 2001 the Company issued $50 million in principal of senior subordinated secured notes maturing in November 2007 (the "Notes"). In November 2001, the Company recorded the Notes at their fair market value of approximately one dollar and since that date has been accreting the Notes up to their face value over the six-year term of the Notes. At December 30, 2004, the accreted value of the Notes was approximately $6.3 million, the face value of these notes plus accrued interest was approximately $67.7 million, and the Notes bore interest at the rate of 14% per annum.

All of the Notes were owned by an investor group led by Texas Pacific Group, including TPG Wafer Holdings LLC, TPG Wafer Management LLC, and funds managed by Leonard Green & Partners, L.P. and TCW/Crescent Mezzanine Management III LLC (collectively, the "TPG Investor Group"). The TPG Investor Group beneficially owns approximately 63% of the Company's outstanding common stock, including the 16,666,667 outstanding warrants to purchase the Company's common stock.

As previously disclosed, certain executive officers and certain directors of the Company had an economic interest in the Notes. Messrs. Gareeb and Fleisher, executive officers of the Company, together had less than a 0.33% indirect interest in the Notes through their ownership interests in TPG Wafer Management LLC. Messrs. Boehlke and Marsh, directors of the Company, each had less than a 1.0% indirect interest in the Notes through their ownership interests in TPG Wafer Partners LLC. Messrs. Frantz, Marren and Williams, directors of the Company, are partners of Texas Pacific Group ("TPG"). TPG and its affiliated funds had an approximate 60% ownership interest in the Notes. Mr. Chapus, a director of the Company, is an officer and employee of TCW/Crescent Mezzanine L.L.C. ("TCW/Crescent"). TCW/Crescent and its affiliated funds had an approximate 20% ownership interest in the Notes. Finally, Mr. Danhakl, a director of the Company, is a partner of Leonard Green & Partners ("LGP"). LGP and its affiliated funds had an approximate 20% ownership interest in the Notes.

Citicorp USA, Inc., the collateral agent under the Indenture, is the collateral agent, administrative agent, and one of the lenders under the Company's $150 million revolving credit facility with Citicorp and UBS. Citicorp USA, Inc. is also the collateral agent and administrative agent under the Company's $35 million revolving credit facility with the TPG Investor Group.

Prior to Amendment No. 3 to the Amended and Restated Indenture, (a) the Company was not entitled to optionally redeem the Notes until November 13, 2005 and could redeem the Notes only in whole, and not in part, (b) the redemption price for any optional redemption of the Notes by the Company was 105.0% of the outstanding principal amount plus accrued and unpaid interest for a redemption on or after November 13, 2005 and 102.5% for a redemption on or after November 13, 2006, and (c) the maturity date for the Notes was November 13, 2007.

Pursuant to Amendment No. 3 to the Amended and Restated Indenture, the Indenture was amended (a) to allow the Company to redeem all or any part of the Notes at the Company's option at any time on or after the effective date of the amendment at a redemption price of 100.0% of the outstanding principal amount plus accrued and unpaid interest to the redemption date, (b) to shorten the minimum notice period for any optional redemption of the Notes by the Company from thirty days to one business day, and (c) to change the stated maturity date of the Notes from November 13, 2007 to May 13, 2007. Because of the related party nature of this amendment, this amendment was approved by the Company's full board of directors based on the approval and recommendation of the Company's audit committee.

On January 5, 2005, the Company issued a press release disclosing the amendment of the Indenture, the redemption of the Notes and the reversal in valuation allowances against deferred tax assets. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.02.    Results of Operations and Financial Condition

On January 5, 2005, the Company issued a press release disclosing the amendment of the Indenture, the redemption of the Notes and the reversal in valuation allowances against deferred tax assets. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Redemption of Notes

On December 29, 2004, the Company issued a notice of redemption pursuant to the terms of the Indenture that the Company was exercising its right to redeem all of the Notes on December 30, 2004. See also Item 1.01 above.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

MEMC ELECTRONIC MATERIALS INC

Date: January 05, 2005.	By:	/s/ Thomas E. Linnen
Thomas E. Linnen
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-4.(a)(9)
Amendment No. 3, dated as of December 29, 2004, to Amended and Restated Indenture, dated as of December 21, 2001, among the Company, Citibank, N.A., as trustee, and Citicorp USA, Inc., as collateral agent.

EX-99.1	Press release issued January 5, 2005